Exhibit 10.75


Nutrition 21                              Gail Montgomery
                                          President & CEO
                                          4 Manhattanville Road
                                          Purchase, NY 10577
                                          (914) 701-4500


September 10, 2002


Benjamin T. Sporn
49 Lismore Road
Lawrence, NY 11559

Dear Ben:

This Letter Agreement ("Agreement") is between you and Nutrition 21, Inc. ("Nutrition 21" or the "Company") regarding your current position as Senior Vice President, General Counsel, and Secretary of Nutrition 21 reporting to Gail
Montgomery, President and Chief Executive Officer, and is for the period commencing September 1, 2002 through August 31, 2006 (the "Contract Period"). September 1, 2002 through August 31, 2003 is called Year 1. September 1, 2003 through August 31, 2004 is called Year 2. September 1, 2004 through August 31, 2005 is called Year 3. September 1, 2005 through August 31, 2006 is called Year 4.

GENERAL

You will be an employee of Nutrition 21 during Year 1 and Year 2, and you will be a consultant to Nutrition 21 during Year 3 and Year 4. In your capacity as an employee you will serve as Senior Vice President, General Counsel, and Secretary. In your capacity as a consultant, you will serve as General Counsel. You agree that your employment by Nutrition 21 in Year 1 and Year 2 shall be full time and that you shall then engage in no other business nor employment, other than supervising your passive investments. You shall devote three days per week to your consulting work in Year 3 and two days per week in Year 4. You represent that you are under no restrictions or obligations which would prevent you from serving as Senior Vice President, General Counsel, and Secretary You may serve as a non-executive director on Boards of other companies only with my written permission.

COMPENSATION

As an employee, your direct annualized base compensation in will be $207,500 in Year 1 and $225,000 in Year 2 paid bi-weekly, as a non-union, full-time employee, and your compensation shall be subject to withholding and similar deductions. As a consultant, your annualized fee in


                               NUTRITION 21, INC.
-------------------------------                  -------------------------------
        4 Manhattanville Road, Suite 202 o Purchase, New York 10577-2197
          o Phone 914 701-4500 o Fax 914 696-0860 o www.nutrition21.com
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Year 3 will be $150,000, and $100,000 in Year 4, paid bi-weekly, and there shall be no withholding unless otherwise required by law.

ANNUAL PERFORMANCE BONUS

You will be granted an annual performance bonus for each of Nutrition 21's 2003 and 2004 year-end fiscal accounting years based upon the attainment of targets for gross revenues from operations (each, a "Target"), as more fully set forth the following paragraphs.

The Target for fiscal year 2003 is gross revenues of $19 million. The Targets for fiscal year 2004 will be established by agreement between the Board of Directors and the President and Chief Executive Officer, will be the same target that is used for calculating the annual performance bonus of the President and Chief Executive Officer, and will be set forth in a Fiscal Year Budget Plan for that year.

If the Company achieves less than 85% of a Target for any fiscal year, any performance bonus for that fiscal year will be in the sole discretion of the Board.

If the Company achieves at least 85% but less than 100% of the Target for any fiscal year, your performance bonus for that year will be 15% of your base compensation.

If the Company achieves at least 100% but less than 120% of the Target for any fiscal year, your performance bonus for that year will be 30% of your base compensation.

If the Company achieves at least 120% of the Target for any fiscal year, your performance bonus for that year will be 60% of your base compensation.

For purposes of the bonus calculation, Year 1 base compensation applies for the 2003 fiscal year, and Year 2 base compensation applies for the 2004 fiscal year.

STOCK OPTIONS

On July 31, 2002, the Board granted to you Stock Options to purchase 225,000 shares of Nutrition 21 common stock ("Common Stock") at $0.39 per share (the closing price on July 31, 2002). In addition to the terms set forth below, additional terms that apply to these Stock Options are set forth in a separate Stock Option Award Agreement. The Stock Options will vest 112,500 on each of the first and second anniversaries of the date of the Stock Option grant.

The Stock Options shall vest as aforesaid on these vesting dates only if you are then employed or retained as a consultant by the Company or if there has theretofore occurred a change of control event (as defined under Nutrition 21's Change of Control policy) while you were employed by the Company or retained by it as a consultant. Stock Options shall be considered ISOs to the extent permitted by law. The Stock Options will expire on July 30, 2012, and are subject to the terms of the Stock Option Award Agreement.

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The  expiration  date of each previous Stock Option that the Company has granted to you is hereby extended until the tenth anniversary of the date of grant.

OTHER BENEFITS

During your employment and consultancy, Nutrition 21 shall furnish and/or reimburse you for all reasonable and customary business requirements including a car allowance or equivalent. During your employment, Nutrition 21 shall furnish coverage for group insurance, i.e. medical, dental, life insurance, AD&D, Short and Long Term Disability, Business Travel Insurance, etc. as well as the Nutrition 21 sponsored pension plan and savings plan will be provided in accordance with the terms and conditions of each plan.

VACATION

Annual paid vacation and holidays will accrue in accordance with Nutrition 21's vacation policy.

PERIOD OF EMPLOYMENT AND CONSULTANCY

Your employment and consultancy with Nutrition 21 shall be for the terms set forth above, but Nutrition 21 may terminate your employment earlier for cause or without cause as determined by written notice from the Board of Directors. If Nutrition 21 fails to perform and/or mitigate within a reasonable period of time any term or condition herein, you can terminate your employment or consultancy upon written notice to the Board of Directors.

For purposes of this Agreement, "cause" shall be defined as follows: (1) your conviction (including a plea of guilty to nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude or (2) your gross omission or gross dereliction of any statutory or common law duty to the Company or (3) your gross violation of the Company's written policies and guidelines.

TERMINATION

In the event that Nutrition 21 terminates your employment or consultancy without cause, or if you resign because the Company has diminished your authority and responsibility as Senior Vice President, General Counsel and Secretary (other than any such diminution which is for cause or which is in connection with a change in ownership), you will receive: 1) severance equal to two times your then annual base salary or your annualized consulting fee as of the date of termination, payable, at your option by notice to the Company, either as a lump sum or as continuation of your salary or consulting fee for twenty-four months, in ordinary payroll installments (subject to withholding if required by law); 2) immediate vesting of all of your Stock Options; and 3) a continuation of your other benefits as defined herein for the period of salary continuation if terminated while an employee (but only to the maximum extent permitted under law or by agreement with third parties), or, if earlier, until you obtain other employment. Should the parties seek mutual general releases after any such termination, the terms thereof, and

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any additional  consideration  to be afforded to either party,  shall be as they may determine by mutual written agreement.

In the event you resign for any other reason or if your employment or consultancy is terminated with cause, you shall be entitled to no salary or benefit continuation, and your Stock Options will be vested only to the extent vested prior to termination.

RETIREMENT BENEFITS

If you retire after reaching age 65, all of your Stock Options shall vest and shall be exercisable until the end of the 10th year from the date of grant. The Options shall thereafter expire.

OTHER MATTERS

Except in the event of retirement after reaching age 65, all vested Options shall be exercisable for one year after termination of employment if the Company terminated your employment or consultancy without cause, and for 90 days after termination of employment or consultancy for all other terminations.

This Agreement incorporates by reference the Nutrition 21 Change of Control Policy as it may be amended from time to time. A copy of the current Policy is attached as an exhibit to this Agreement. For the purpose of calculating amounts payable to you under the Policy for a Change of Control that occurs in the 2003 or 2004 fiscal years, the bonus for the prior fiscal year shall be deemed to be a minimum of $75,000.

You agree that during and after termination of your employment and consultancy and for a one (1) year period following termination, you will not directly or indirectly compete with Nutrition 21 or engage in or participate in any business (in whatever capacity, whether as owner, consultant, adviser, employee or otherwise), which competes with the business of Nutrition 21. This paragraph may be enforced by injunction (without posting bond or other security), as well as by other remedies. The preceding sentence does not prohibit you from passively owning up to 2% of the voting securities of any entity that files public reports under the Securities Exchange Act of 1934. Both during and after your employment and consultancy, you will maintain the confidentiality of the Company's confidential information, and you will not disclose or use such information other than for the benefit of the Company during your employment and consultancy.

Any controversy or claim arising out of or relating to this Agreement, or any breach or default under this Agreement, shall, with respect to all actions at law pertaining to such controversy, claim, breach, or default (excepting herefrom any action for equitable relief with respect thereto), be settled by arbitration in the city and state where Nutrition 21's principal place of business is then located, before a single arbitrator in accordance with the then-prevailing Rules of Commercial Arbitration of the American Arbitration Association. The arbitrator shall not contravene or vary in any respect any of the terms or provisions of this Agreement. The award of the arbitrator shall be final and binding upon the parties hereto, and judgment upon such award may be entered in any court having jurisdiction thereof.

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You  certify  that  you  have  not  been  debarred  by the  U.S.  Food  and Drug
Administration under 231. U.S.C. 335a (Federal Food, Drug and Cosmetic Act 306).

This Agreement is the only employment or consulting Agreement in effect between Nutrition 21 and you, and it supersedes all prior agreements with respect to the same subject matter.

If you accept this offer of continued employment and consultancy and the conditions outlined above, would you please sign the original of this letter and initial each page. Please retain the duplicate for your records.

Yours sincerely,
/s/ Gail Montgomery
-------------------
Gail Montgomery
President and Chief Executive Officer

I accept this offer of continued employment and consultancy on the conditions outlined above.

Signed:/s/ BENJAMIN SPORN
       --------------------

Date:    September 12, 2002

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